Exhibit 99.1

Charter to Acquire Liberty Broadband Corporation

STAMFORD, Connecticut and ENGLEWOOD, Colorado – November 13, 2024 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) and Liberty Broadband Corporation (NASDAQ: LBRDA, LBRDK, LBRDP) announced today that they have entered into a definitive agreement under which Charter has agreed to acquire Liberty Broadband in an all-stock transaction.

Under the terms of the agreement, each holder of Liberty Broadband Series A common stock, Series B common stock, and Series C common stock (collectively, “Liberty Broadband common stock”) will receive 0.236 of a share of Charter common stock per share of Liberty Broadband common stock held, with cash to be issued in lieu of fractional shares. Each holder of Liberty Broadband Series A cumulative redeemable preferred stock (“Liberty Broadband preferred stock”) will receive one share of newly issued Charter cumulative redeemable preferred stock (“Charter preferred stock”) per share of Liberty Broadband preferred stock held, which Charter preferred stock will substantially mirror the current terms of the Liberty Broadband preferred stock.

Liberty Broadband’s principal assets currently consist of approximately 45.6 million common shares of Charter and its subsidiary GCI, LLC (“GCI”), Alaska’s largest communications provider. Liberty Broadband has agreed to spin off its GCI business by way of a distribution to the stockholders of Liberty Broadband prior to the closing of the acquisition of Liberty Broadband by Charter. The GCI distribution is expected to be taxable to Liberty Broadband and its stockholders, with Charter bearing the corporate level tax liability upon completion of the combination. However, to the extent such corporate level tax liability exceeds $420 million, Charter will be entitled under a tax receivables agreement to the portion of the tax benefits realized by GCI corresponding to such excess. The companies currently expect the transaction to close on June 30, 2027 unless otherwise agreed, subject to the completion of the GCI spin-off and other customary closing conditions.

As a result of the transaction, Charter expects to retire the approximately 45.6 million Charter shares currently owned by Liberty Broadband and to issue approximately 34.0 million shares to holders of Liberty Broadband common stock at the closing, resulting in a net decrease of approximately 11.5 million Charter shares outstanding. Liberty Broadband has existing debt of $2.6 billion (excluding debt at GCI) that will be repaid prior to closing or assumed by Charter, and $180 million of preferred equity that will become Charter preferred equity following the close of the transaction.

The transaction was unanimously recommended to the Charter Board of Directors for approval by a special committee composed of independent, disinterested directors and advised by independent financial and legal advisors. The Boards of Directors of both Charter and Liberty Broadband have approved the transaction, which is subject to customary closing conditions, including (among others):

•	Approval of the merger agreement and related transactions by holders of:

o	A majority of the aggregate voting power of Charter’s outstanding stock eligible to vote, excluding shares owned by Liberty Broadband and certain other persons

o	A majority of the aggregate voting power of Liberty Broadband’s outstanding stock eligible to vote

o	A majority of the aggregate voting power of Liberty Broadband’s outstanding stock eligible to vote, excluding shares owned by John C. Malone and certain other persons and entities

•	Approval of the stock issuance by holders of a majority of the votes cast by holders of Charter’s outstanding stock

•	The receipt of any applicable regulatory approvals

John Malone and certain related holders have agreed to vote, subject to certain exceptions, shares beneficially owned by them, representing approximately 48% of the aggregate voting power of Liberty Broadband, in favor of the transaction. Greg Maffei, President and Chief Executive Officer of Liberty Broadband, and certain related holders have also agreed to vote, subject to certain exceptions, shares beneficially owned by them, representing approximately 4% of the aggregate voting power of Liberty Broadband, in favor of the transaction.

In addition, in connection with the entry into the transaction, Charter, Liberty Broadband and Advance/Newhouse Partnership have agreed to amend certain existing governance arrangements of Charter to, among other things, modify the way in which Charter repurchases its shares of common stock from Liberty Broadband during the pendency of the transaction. Charter intends to make repurchases of Charter shares from Liberty Broadband in amounts of approximately $100 million per month, subject to certain adjustments, and as needed incremental repurchases or loans to Liberty Broadband, to allow for the timely repayment of Liberty Broadband debt in anticipation of the combination of the companies at closing. Liberty Broadband will remain subject to the existing voting cap of 25.01%. Proceeds from share repurchases applied to debt service are expected to be tax free.

“We are pleased to announce this agreement today with Liberty Broadband. I am grateful for Liberty Broadband’s strategic partnership since 2013, and particularly for the support of John Malone, Greg Maffei and our Liberty Broadband nominated board members,” said Chris Winfrey, President and CEO of Charter. “We look forward to their continued partnership and support in the coming years in driving value for our shareholders.”

“Today’s announced transaction will rationalize Liberty Broadband’s trading discount and ultimately provide our shareholders with enhanced liquidity,” said John Malone, Chairman of Liberty Broadband. “The transaction closing timeline reflects my belief in Charter’s operating strategy under the excellent leadership of Chris Winfrey and team and the value creation opportunity for both Charter and Liberty shareholders. I look forward to that continued upside, and to holding Charter shares after the merger closing.”

“We are pleased to have reached definitive terms with Charter and provide Liberty shareholders with certainty of a future transaction at an attractive exchange ratio. This transaction simplifies our corporate structure and allows our shareholders to participate in Charter’s upside through direct ownership of the equity. In connection with the transaction, we expect GCI will become an independent public company prior to close. Liberty has had a great partnership with Ron Duncan and GCI management since 2018 and will continue to participate in value creation opportunities for the business,” said Greg Maffei, President & CEO of Liberty Broadband. “Reaching this agreement was an important milestone in my leadership of the company, and I will be stepping down from my role as Liberty Broadband CEO at the end of this year. I look forward to continuing as a director of Charter and a meaningful shareholder.”

Centerview Partners LLC is serving as exclusive financial advisor to the special committee of Charter. Citi is serving as exclusive financial advisor to Charter. Wachtell, Lipton, Rosen & Katz is serving as legal counsel to the special committee of Charter. J.P. Morgan is serving as exclusive financial advisor to Liberty Broadband, and O’Melveny & Myers LLP is serving as legal counsel to Liberty Broadband.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator with services available to more than 58 million homes and businesses in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks. More information about Charter can be found at corporate.charter.com.

About Liberty Broadband

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services over the past 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Cautionary Note Regarding Forward Looking Statements

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the proposed transaction between Charter and Liberty Broadband. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation: (i) the effect of the announcement of the proposed transaction on the ability of Charter and Liberty Broadband to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; (ii) the timing of the proposed transaction; (iii) the ability to satisfy closing conditions to the completion of the proposed transaction (including stockholder and regulatory approvals); (iv) the possibility that the transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (v) the ability of Liberty Broadband to consummate the spin-off of its GCI business; (vi) litigation relating to the proposed transaction; (vii) other risks related to the completion of the proposed transaction and actions related thereto; and (viii) the factors described under “Risk Factors” from time to time in Charter’s and Liberty Broadband’s filings with the Securities and Exchange Commission (the “SEC”). Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “initiatives,” “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” “grow,” “focused on” and “potential,” among others.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Charter nor Liberty Broadband assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Additional Information

Charter intends to file a registration statement on Form S-4 with the SEC to register the shares of Charter common stock and Charter preferred stock that will be issued to Liberty Broadband stockholders in connection with the proposed transaction. The registration statement will include a joint proxy statement of Charter and Liberty Broadband that will also constitute a prospectus of Charter. Investors and security holders of Charter and Liberty Broadband are urged to read the registration statement, joint proxy statement, prospectus and/or other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. The definitive joint proxy statement/prospectus (if and when available) will be mailed to stockholders of Charter and Liberty Broadband, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Charter or Liberty Broadband through the website maintained by the SEC at http://www.sec.gov or by contacting the investor relations department of Charter or Liberty Broadband at:

Charter Communications, Inc.	Liberty Broadband Corporation
400 Washington Blvd. Stamford, CT 06902 Attention: Investor Relations Telephone: (203) 905-7801	12300 Liberty Boulevard, Englewood, Colorado 80112 Attention: Investor Relations Telephone: (720) 875-5700

Participants in Solicitation

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Charter, Liberty Broadband and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of such potential participants will be included in one or more registration statements, proxy statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website http://www.sec.gov.

Charter anticipates that the following individuals will be participants (the “Charter Participants”) in the solicitation of proxies from holders of Charter common stock in connection with the proposed transaction: Eric L. Zinterhofer, Non-Executive Chairman of the Charter board of directors, W. Lance Conn, Kim C. Goodman, Gregory B. Maffei, John D. Markley, Jr., David C. Merritt, James E. Meyer, Steven A. Miron, Balan Nair, Michael A. Newhouse, Mauricio Ramos and Carolyn J. Slaski, all of whom are members of the Charter board of directors, Christopher L. Winfrey, President, Chief Executive Officer and Director, Jessica M. Fischer, Chief Financial Officer, and Kevin D. Howard, Executive Vice President, Chief Accounting Officer and Controller. Information about the Charter Participants, including a description of their direct or indirect interests, by security holdings or otherwise, and Charter’s transactions with related persons is set forth in the sections entitled “Proposal No. 1: Election of Directors”, “Compensation Committee Interlocks and Insider Participation”, “Compensation Discussion and Analysis”, “Certain Beneficial Owners of Charter Class A Common Stock”, “Certain Relationships and Related Transactions”, “Proposal No. 2: Increase the Number of Shares in 2019 Stock Incentive Plan”, “Pay Versus Performance” and “CEO Pay Ratio” contained in Charter’s definitive proxy statement for its 2024 annual meeting of shareholders, which was filed with the SEC on March 14, 2024 (which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1091667/000119312524067965/d534477ddef14a.htm) and other documents subsequently filed by Charter with the SEC. To the extent holdings of Charter stock by the directors and executive officers of Charter have changed from the amounts of Charter stock held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Liberty Broadband anticipates that the following individuals will be participants (the “Liberty Broadband Participants”) in the solicitation of proxies from holders of Liberty Broadband Series A common stock, Series C common stock and Series A cumulative redeemable preferred stock in connection with the proposed transaction: John C. Malone, Chairman of the Liberty Broadband board of directors, Gregg L. Engles, Julie D. Frist, Richard R. Green, Sue Ann R. Hamilton, J. David Wargo and John E. Welsh III, all of whom are members of the Liberty Broadband board of directors, Gregory B. Maffei, Liberty Broadband’s President, Chief Executive Officer and Director, and Brian J. Wendling, Liberty Broadband’s Chief Accounting Officer and Principal Financial Officer. Information regarding the Liberty Broadband Participants, including a description of their direct or indirect interests, by security holdings or otherwise, and Liberty Broadband’s transactions with related persons can be found under the captions “Proposal 1 – The Election of Directors Proposal”, “Director Compensation”, “Proposal 3 – The Incentive Plan Proposal”, “Proposal 4 – The Say-On-Pay Proposal”, “Executive Officers”, “Executive Compensation”, “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management” and “Certain Relationships and Related Party Transactions” contained in Liberty Broadband’s definitive proxy statement for its 2024 annual meeting of stockholders, which was filed with the SEC on April 25, 2024 (which is available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/1611983/000110465924051479/tm242809d6_def14a.htm) and other documents subsequently filed by Liberty Broadband with the SEC. To the extent holdings of Liberty Broadband stock by the directors and executive officers of Liberty Broadband have changed from the amounts of Liberty Broadband stock held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 or amendments to beneficial ownership reports on Schedules 13D filed with the SEC. Free copies of these documents may be obtained as described above.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

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Charter Contacts:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

Liberty Contacts:

Shane Kleinstein

720-875-5432

SOURCE: Charter Communications, Inc.; Liberty Broadband Corporation

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